EXHIBIT 10.9

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the "Termination Agreement") is entered into effective as of November 19, 2015 by and among Peekay Acquisition, LLC, a Delaware limited liability company (the "Company"), Christals Management, LLC, a Delaware limited liability company ("Christals"), and CP IV SPV, LLC, a Delaware limited liability company ("CP IV," and together with Christals, the "Consultants"). Each of the Company, Christals and CP IV is referred to in this Termination Agreement individually as a "Party" and collectively as the "Parties." Capitalized terms used, but not otherwise defined, in this Termination Agreement have the meanings ascribed to them in the Agreement (as defined below).

BACKGROUND

A. On December 31, 2012, the Company and the Consultants entered into an Advisory Agreement (the "Agreement") under which the Company retained the Consultants to provide certain consulting services a described in the Agreement.

B. The Company's parent company, Peekay Boutiques, Inc. has filed a registration statement (SEC File No. 333-203870) on Form S-1 relating to a firm commitment underwritten public offering of the Company's securities (the "Public Offering").

C. The parties wish to terminate the Agreement upon, and simultaneous with, the consummation of the Public Offering and on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises herein contained and for such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Termination of Agreement. Effective as of the date of the closing of the Public Offering and simultaneous therewith, the Agreement shall automatically be terminated and of no further force and effect and none of the Parties will have any further rights or obligations under or pursuant to the Agreement.

2. Accrued Compensation and Expense Reimbursement. At the closing of the Public Offering the Company shall pay to each of the Consultants any accrued, but unpaid, compensation due to each Consultant through the date of the Closing of the Public Offering pursuant to Section 5 of the Agreement and shall reimburse each Consultant for unreimbursed expenses actually incurred by such Consultant in accordance with Section 4 of the Agreement.

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3. Representations, Warranties and Covenants. Each of the Parties represents and warrants to the other Parties as follows:

(a) Authorization. Such Party has full limited liability company power and authority to execute and deliver this Termination Agreement and to perform its obligations hereunder. This Termination Agreement constitutes the valid and legally binding obligation of such Party enforceable in accordance with its terms and conditions.

(b) Noncontravention. Neither the execution and the delivery of this Termination Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Party is a party or by which it is bound or to which any of its assets is subject.

4. Headings. The headings that are made in this Termination Agreement are provided for the purpose of convenience only and shall not be construed in interpreting the provisions contained in this Termination Agreement.

5. Successors. This Termination Agreement and all of its terms and provisions shall inure to the benefit of, and shall be binding upon the heirs, legal representatives, successors and assigns of the Parties and each of them.

6. Governing Law. This Termination Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

7. Entire Agreement. This Termination Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein and is an integrated contract.

8. Counterparts. This Termination Agreement may be executed in one or more counterparts, all of which together shall be deemed to be of one instrument.

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9. Release. Effective as of the date of the closing of the Public Offering and simultaneous therewith, the Company hereby:

(a) releases and discharges each Consultant and each of their successors, assignees, participants, officers, directors, members, affiliates, advisors, attorneys, agents and employees (the "Releasees"), from any and all duties, liabilities, obligations, claims, demands, accounts and actions that it at any time had or has or that its successors and assigns hereafter may have against any Releasee that arises under, or in connection with, or that otherwise relates, directly or indirectly, to the Agreement, or to any acts or omissions of any such Releasee in connection with any of the foregoing. As to each and every claim released hereunder, the Company hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of any rule or law which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE OTHER PARTY";

(b) waives, as to each and every claim released hereunder, the benefit of each other similar provision of applicable federal or state law (including, without limitation, the laws of the State of New York), if any, pertaining to general releases after having been advised by their legal counsel with respect thereto; and

(c) agrees to indemnify, defend and hold harmless each Releasee from and against, and reimburse each Releasee for, any and all claims, suits, judgments, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and costs at all levels of proceedings) (collectively, "Damages") suffered or incurred by any of them that arises under, or in connection with, or that otherwise relates, directly or indirectly, to the Agreement, or to any acts or omissions of any such Releasee in connection with any of the foregoing, excluding any Damages arising from the gross negligence or intentional misconduct of such Releasee.

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IN WITNESS WHEREOF, each of the Parties has executed this Termination Agreement as of the date first above written.

PEEKAY ACQUISITION, LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Robers
Title:

CHRISTALS MANAGEMENT, LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:

CP IV SPV, LLC

By:	/s/ David Aho
Name:	David Aho
Title:

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